Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS EXHIBIT MARKED BY [***] HAS BEEN OMITTED BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (hereinafter “Agreement”) is hereby entered into this 1st day of December between iBio, Inc. (hereinafter “the Company”) and Thomas Isett (hereinafter “Mr. Isett”), who are collectively referred to herein as the “Parties.”  As set forth in more detail below, by signing this Agreement, Mr. Isett understands that he, among other things, is giving up claims (both known and unknown) he might have against the Company, is releasing the Company from all liability, and is agreeing not to file a lawsuit of any kind against the Company.

Whereas, the Company has decided to relocate its business operations solely to California in conjunction with the reorganization of the Company; and

Whereas, Mr. Isett, the Chief Executive Officer (CEO) of the Company, in accordance with Section 4(g) of his April 30, 2021 Employment Agreement (“Employment Agreement”) has the right to terminate his employment for Good Reason in the event of the relocation of the Company’s business operations and his primary, corresponding worksite, and Mr. Isett has provided the Company with timely notice of his Good Reason resignation pursuant to Section 4(g) of the Employment Agreement; and

Now, in consideration of the mutual promises contained herein, and other good and valuable consideration as hereinafter recited, the receipt and adequacy of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.As a result of Mr. Isett’s resignation for Good Reason, Mr. Isett’s final day of employment with the Company shall be December 31, 2022. (“Separation Date”).  However, the Parties agree and acknowledge that, as further clarified in Section 25 of this Agreement, Mr. Isett’s current services to the Company, with the exception of his agreed-to cooperation as to the sale of CDMO, LLC or its assets, as detailed further in Section 9 of this Agreement, will for all practical purposes cease as of Friday, December 2, 2022 at which time the Company acknowledges that, with the approval of the Board, Mr. Isett will use some of his accrued but unused 2022 vacation.

2.Employee Benefits. Unless expressly provided otherwise herein, all employment benefits to which Mr. Isett (and/or any applicable spouse or family member of Mr. Isett) is entitled will expire on December 31, 2022. The Parties expressly agree and acknowledge that Mr. Isett shall qualify for and receive the

Exhibit A -- PR re Isett departure (SR Version 11-22-22)(Revised) and Exhibit A -- PR re Isett departure (SR Version 11-22-22)(Revised) 11/23/2022

Company’s matching payment for the current Plan year to his 401(k) employee retirement account as provided for under Company policy and applicable Retirement Plan.  Notwithstanding the above, Mr. Isett’s ability to participate in the Company’s 401(k) employee retirement account shall cease as of the Separation Date.

3.Wage Payments. On Mr. Isett’s Separation Date, the Company will pay Mr. Isett his: (i) accrued and unpaid Base Salary in accordance with Section 3(a) of the Employment Agreement; and (ii) any unreimbursed reasonable out-of-pocket expenses incurred by Mr. Isett in connection with the performance of his duties and responsibilities, payable in accordance with Section 3(f) of his Employment Agreement, so long as Mr. Isett submits all requests for reimbursement, along with all appropriate corresponding documentation, by or before Friday, December 16, 2022.

4.Severance Salary Payment. In accordance with Section 4(j)(i) of the Employment Agreement, the Company agrees that it will pay Mr. Isett, in equal bi-monthly installments of $27,083.33 (consistent with his Base Salary) in accordance with the Company’s regular payroll dates, less all applicable withholdings and lawful deductions, for a period of twenty-four (24) months from the Separation Date commencing with two installment payments in January 2023 and continuing through and including its two final installment payments in December 2024.

5.Severance Pro Rata Bonus.  In accordance with Section 4(j)(ii) of the Employment Agreement, the Company agrees that it will pay Mr. Isett an amount equal to a pro rata share of any bonus earned by Mr. Isett during the 2023 fiscal year, based on actual attainment of metrics upon which the bonus is calculated (as determined by the Compensation Committee of the Board), with the proration based on the number of days worked between July 1, 2022, and the Separation Date.  This amount shall be paid, less all applicable withholdings and lawful deductions, at the time and in the manner the Company pays bonuses to similarly-situated employees.

6.Severance Target Bonus.  In accordance with Section 4(j)(iii) of the Employment Agreement, the Company agrees that it will pay Mr. Isett a total of $780,000, less all applicable withholdings and lawful deductions, in equal bi-monthly installments in accordance with the Company’s regular payroll dates, for a period of twenty-four (24) months from the Separation Date commencing with two installment payments in January 2023 and continuing through and including its two final installment payments in December 2024.

7.COBRA. Unless Mr. Isett elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for himself and any applicable spouse or family member, his health insurance benefits will end on the final day of the month of the Separation Date.  In accordance with Section 4(j)(iv) of the Employment Agreement, the Company agrees to provide Mr. Isett (and any applicable spouse or family member) his and/or their current level of health insurance benefits (including medical, dental and vision coverage) for eighteen (18) months from the Separation Date and the cessation of coverage related his employment, provided Mr. Isett elects continuation coverage for health insurance under COBRA for himself and any applicable spouse or family member.  Pursuant to Section 4(j) of the Employment Agreement, the Company further agrees to make a lump sum payment (equal to 6-months of COBRA premiums it has most recently paid for Mr. Isett’s and any applicable spouse or family member’s health insurance coverage) to Mr. Isett if he has not obtained alternative employer-provided health insurance coverage by the end of the eighteen (18) month COBRA subsidy period provided for herein.  The Parties agree that this lump sum payment will be made to Mr. Isett by no later than the final business day during the eighteen (18) month COBRA subsidy period provided for herein.

8.Company Property.  Mr. Isett agrees that on or before his Separation Date, he will surrender to the Company every item and every document that is the Company's property (including but not limited to keys, credit cards, phones, records, computers, peripherals, computer files, electronic storage devices, notes, memoranda, models, inventory and equipment) or contains Company information, in whatever form; provided, however, the Parties agree and acknowledge that with the consent of the Company, Mr. Isett may retain only those such documents solely related to and only to be used in support of Mr. Isett’s agreed to cooperation (as noted on Section 9 of this Agreement) related to the sale of CDMO, LLC or its assets through March 31, 2023.  All of these materials are the sole and absolute property of the Company and the Company agrees to bear any reasonable expense related to the return of this Company property.  Notwithstanding anything set forth herein to the contrary, the Parties expressly agree that, provided Mr. Isett certifies that he has removed all Company information from such equipment and any external drive or any other means of electronic storage on which he has stored Company information by April 14, 2023,  Mr. Isett shall be permitted to retain: (i) a Dell laptop computer; (ii) a computer docking station; (iii) a computer compatible camera and audio device (i.e., utilized for Zoom and related video conferencing); and (iv) a Microsoft Surface Book – all provided to Mr. Isett by the Company, currently in Mr. Isett’s authorized possession, and currently believed to be in used but operating condition.  The Parties agree that ownership of these used items shall be conveyed “as is” on the “Effective Date” of this Agreement in further consideration of the terms and conditions agreed to by Mr. Isett herein.  In addition, the Company agrees that in lieu of returning Company property which may presently be retained by Mr. Isett in the form of paper files, notes and/or related materials, Mr. Isett shall destroy all such items in lieu of returning them to the Company (at the expense of the Company) and certify to the Company by April 14, 2023 that such has occurred.

9.Cooperation.  Mr. Isett agrees to provide the Company with reasonable assistance from time to time as the Company may request related to the sale of CDMO, LLC or its assets through March 31, 2023, in consideration for which the Company agrees to extend Mr. Isett’s eligibility to receive the 200,000 Restrictive Stock Units (“RSUs”) awarded contingent upon the execution of a definitive agreement for the sale of this business/facility [***].  In addition, through and including December of 2024, Mr. Isett agrees to provide the Company with reasonable assistance from time to time as the Company may request related to litigation, administrative proceedings, or any government investigations related to matters on which he previously worked or is familiar with because such actions were initiated during his employment as CEO of the Company [***].  The aforementioned assistance Mr. Isett agrees to provide shall not be construed as, nor is it intended to involve, any consulting or contractor relationship with or for the Company.  It solely includes, but is not limited to, making himself reasonably available: (i) for interviews by Company counsel, (ii) to assist the Company in fact development, (iii) to analyze documents or data, (iv) to respond to discovery requests, (v) to testify at hearings, depositions, trial or other proceedings, and (vi) to prepare for such testimony.  The Company acknowledges that Mr. Isett’s preference is to participate in such proceedings remotely if doing so would be appropriate under the circumstances, and the Company agrees that it will not unreasonably withhold its consent to any such request.  The Company agrees to cover (including advance as necessary) the costs related to or arising from any such cooperation provided by Mr. Isett and to promptly reimburse Mr. Isett for all related out-of-pocket expenses related to all such assistance provided.  The Parties agree and acknowledge that any such cooperation shall not conflict with the personal and professional obligations of Mr. Isett, including but not limited to any such obligations arising from or related to the care or needs of a family member(s) or his own, personal, medical or related care and obligations.

10.General Release and Discharge.  Mr. Isett agrees that, to the maximum extent permitted by law, and in consideration of the payments and consideration described herein, he will, and hereby does, forever and irrevocably release and discharge the Company, its officers, directors, employees, independent contractors, agents, affiliates, parents, subsidiaries, divisions, predecessors, employee benefit plans, purchasers, assigns, representatives, successors and successors in interest (herein collectively referred to as “Releasees”) from any and all claims, causes of action, obligations, contracts, promises, judgments, expenses, costs, attorneys’ fees, compensation, and liabilities, known or unknown, whatsoever which he now has, has had, or may have, in any way arising from or relating to any act, occurrence, or transaction on or before the date of this Agreement, including without limitation his employment and separation of employment from the Company.  This waiver and release does not apply to any claim that may arise after the date that Mr. Isett signs this Agreement.  Mr. Isett hereby acknowledges and understands that this is a General Release.  Mr. Isett expressly acknowledges that this General Release includes, but is not limited to, Mr. Isett’s intent to release the Company from any claim relating to his employment at and separation from employment with the Company, including, but not limited to, tort and contract claims, claims for contribution or indemnity, wrongful discharge claims, pension claims, employee benefit claims, severance benefits, workers’ compensation claims, arbitration claims, statutory claims, compensation claims, injunction claims, claims for damages, claims under any state, local or federal wage and hour law or wage payment or collection law, and claims of discrimination, retaliation or harassment based on age, race, color, sex, religion, handicap, disability, national origin, ancestry, citizenship, marital status, sexual orientation, genetic information or any other protected basis, or any other claim of employment discrimination, retaliation or harassment under the Age Discrimination In Employment Act (29 U.S.C. §§ 626 et seq., “ADEA”), Title VII of the Civil Rights Acts of 1964 and 1991 as amended (42 U.S.C. §§ 2000e et seq.), the Civil Rights Act of 1870, 42 U.S.C. § 1981, the Employee Retirement Income Security Act (29 U.S.C. §§ 1001 et seq.), the Consolidated Omnibus Budget Reconciliation Act of 1985 (29 U.S.C. §§ 1161 et seq.), the Americans With Disabilities Act (42 U.S.C. §§ 12101 et seq.), the Family and Medical Leave Act (“FMLA”) (29 U.S.C. §§ 2601 et seq.), the Fair Labor Standards Act (29 U.S.C. §§ 201 et seq.), the Annotated Code of Maryland, and any other law, statute, regulation or ordinance of any kind, including those prohibiting employment discrimination or governing employment.  The Parties agree that nothing in this General Release provision is intended to nor shall effect or release the Company from any of its obligations to Mr. Isett provided for in this Agreement, nor is it intended to nor shall it have any affect or impact on Mr. Isett’s retirement plan rights and interests (including the Company’s obligations with regard thereto both during and after Mr. Isett’s employment with the Company).  The Parties agree that this General Release provision, and the covenant not to sue provision below, survive and remain in full force and effect in the event the Company or any Releasee institutes an action or proceeding against Mr. Isett for breach of any provision of this Agreement.

11.Other than the wages and benefits described in Sections 2 and 3 of this Agreement, Mr. Isett agrees that he is not otherwise entitled to the above-described consideration and payments from the Company unless he signs this Agreement and does not revoke his assent to this Agreement as set forth herein, and has complied and continues to comply with the Sections 5 and 6 of the Employment Agreement.

12.Reemployment.  If Mr. Isett accepts reemployment with the Company or any affiliate of the Company prior to receiving the payments described under Sections 4 through 6 above, then Mr. Isett shall forfeit such payments and agrees to repay any such payments described in Section 4 through 6 above which have already been received by Mr. Isett.

13.Mr. Isett represents and agrees that he has not instituted, prosecuted, filed, or processed any litigation, claims or proceedings against the Company or any Releasees.  Mr. Isett agrees, to the maximum extent permitted by law, not to make or file any lawsuits, complaints, or other proceedings against the Company or any Releasee or to join in any such lawsuits, complaints, or other proceedings against the Company or Releasees concerning any matter relating to his employment with the Company, his separation from employment with the Company, or that arose on or prior to the date of this Agreement.  Nothing in this Agreement prohibits Mr. Isett from filing a charge with any government administrative agency (such as the Equal Employment Opportunity Commission), or from testifying, assisting or participating in an investigation, hearing or proceeding conducted by any such agency; however, to the extent permitted by law, Mr. Isett waives the right to receive any individualized relief, such as reinstatement, backpay, or other damages, in a lawsuit or administrative action brought by Mr. Isett or by any government agency on his behalf.  Mr. Isett agrees that if there is any complaint filed in any court or arbitral forum which seeks reinstatement, damages or other remedies for Mr. Isett relating to any claim that is covered by this Agreement, Mr. Isett will, to the extent permitted by law, immediately file a dismissal with prejudice of such claim or remedy.

14.Mr. Isett further agrees and covenants that, to the maximum extent permitted by law, he will not (and has not) encourage or voluntarily assist or aid in any way others in making or filing any lawsuits, complaints, or other proceedings against the Company, or any other Releasee.

15.Mr. Isett acknowledges and declares that he has been fully compensated for all work performed and time he has worked while employed by the Company, and that he is not owed any compensation, wages, salary, benefits, payments, bonus, equity interest, restricted stock units, remuneration or income from the Company of any kind, except as expressly provided in this Agreement.  Mr. Isett agrees that his nonqualified stock options cease vesting as of his Separation Date and that he forfeits any unvested nonqualified stock options.  Mr. Isett understands the deadline for exercising his vested nonqualified stock options.  Mr. Isett further agrees that except as otherwise provided for herein, he is not entitled to any amount with respect to the Restricted Stock Units described in Section 3(c)(ii) of the Employment Agreement.  The Parties further agree that, in entering into this Agreement, the Company is expressly relying on the foregoing representations by Mr. Isett.  The Parties further agree that these representations are an admission by Mr. Isett and are admissible, if offered by the Company, as a sworn statement of fact by Mr. Isett in any proceeding between the Parties.

16.The Parties further agree that this Agreement shall be binding upon and inure to the benefit of the personal representatives, heirs, executors, and administrators of Mr. Isett and the heirs, executors, administrators, affiliates, successors, predecessors, subsidiaries, divisions, officers, purchasers, agents, assigns, representatives, directors and employees of the Company, that this Agreement contains and comprises the entire agreement and understanding of the Parties, that there are no additional promises, contracts, terms or conditions between the Parties other than those contained herein, except that Mr. Isett agrees to continue to be bound by all of the provisions in Sections 5, 6, and13(a), (b) and (c)  of his Employment Agreement with the Company.

17.This Agreement shall not be modified except in writing signed by each of the Parties hereto.

18.If any terms of the above provisions of this Agreement are found null, void or inoperative, for any reason, the remaining provisions will remain in full force and effect.  The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the Parties.  Notwithstanding anything set forth to the contrary in this Agreement, should any of the provision(s) of this Agreement be found null and void such that Mr. Isett would not be provided with any of the consideration set forth in Sections 4, 5, 6 and 7 of this Agreement, Mr. Isett shall be expressly entitled, at his sole discretion, to (i) accept the Agreement such that it would otherwise continue in full force and effect, (ii) seek and accept a mutually agreed-to modification of the Agreement going forward, (iii) declare the Agreement null and void for lack of consideration or (iv) rescind the agreement as a result of a mutual mistake of law (in that the Agreement, including all of its terms – obligations and consideration – was believed to be and reflect a fully valid and enforceable agreement and meeting of the minds between the Parties and they both entered into the agreement in reliance upon that understanding).

19.Mr. Isett understands that he has twenty-one (21) days from the date of his receipt of this Agreement, which was November 10, 2022, to consider his decision to sign it, and that he may unilaterally waive this period at his election.  Mr. Isett’s signature on this Agreement constitutes an express waiver of the twenty-one (21) day period if affixed prior to the expiration of that period.  By signing this Agreement, Mr. Isett expressly acknowledges that his decision to sign this Agreement was knowing and voluntary and of his own free will.  The Parties agree that any revisions or modifications to this Agreement, whether material or immaterial, will not and did not restart this time period.

20.Mr. Isett acknowledges that he may revoke this Agreement only as it pertains to claims under the ADEA for up to and including seven (7) days after his execution of this Agreement, and that the aspects of this Agreement regarding his release of claims under the ADEA shall not become effective until the expiration of seven (7) days from the date of his execution of this Agreement.  This provision regarding revocation shall have no effect on the validity and enforceability of any other term, condition or provision of this Agreement, which becomes effective when signed.  In the event that Mr. Isett revokes this Agreement as it pertains to claims under the ADEA before the Company makes the monetary payments described in this Agreement, the Parties agree that, in lieu of the payments set forth in this Agreement, the Company will pay and provide all severance and benefits provided for in this Agreement with the sole exception of the addition lump sum payment equal to 6-months of the COBRA benefits the Company had most recently paid to Mr. Isett over the prior eighteen (18) months, as provided for in Section 7 of this Agreement, the adequacy of which is hereby acknowledged.  Mr. Isett accordingly agrees that, in the event he revokes this Agreement as it pertains to claims under the ADEA, all other provisions of this Agreement are independently supported by adequate consideration and are fully enforceable subject to the express provisions set forth in Section 18 of this Agreement.  Mr. Isett expressly agrees that, in order to be effective, his revocation pursuant to this Section must be in writing and must actually be received by Marc Banjak, at marc.banjak@ibio.com, on or before the seventh day following his execution of this Agreement.

21.The Parties agree that, to the extent that any provision of this Agreement is determined to be in violation of the Older Workers Benefit Protection Act (“OWBPA”), it should be severed from the Agreement or modified to comply with the OWBPA, without affecting the validity or enforceability of any of the other terms or provisions of the Agreement, subject to the express provisions set forth in Section 18 of this Agreement.

22.The Company hereby advises Mr. Isett to consult with an attorney prior to executing this Agreement.

23.Mr. Isett is a “specified employee” for purposes of Section 409A of the Internal Revenue Code (“Section 409A”).  As such, for amounts subject to Section 409A payable to Mr. Isett upon separation from service, payment must be delayed for 6 months.  Mr. Isett and the Company acknowledge and agree that Mr. Isett’s termination of employment is involuntary within the meaning of Section 1.409A-1(b)(9) of the Treasury Regulations, and as such, $610,000 of his separation payments are exempt from Section 409A of the Internal Revenue Code (“Code”).  Amounts payable to Mr. Isett under the terms of this Agreement during the first six months following his separation from service will not exceed $610,000.

24.Mr. Isett represents, certifies and agrees: (a) that he has carefully read this Agreement and understands all of its terms; (b) that he had a reasonable amount of time to consider his decision to sign this Agreement; (c) that in executing this Agreement he does not rely and has not relied upon any representation or statement made by any of the Company’s agents, representatives, or attorneys with regard to the subject matter, basis, or effect of the Agreement; (d) that he enters into this Agreement voluntarily, of his own free will, without any duress and with knowledge of its meaning and effect; (e) that other than as provided for herein, he is not owed any wages by the Company for work performed, whether as wages or salary, overtime, bonuses or commissions, or for accrued but unused paid time off, and that Mr. Isett has been fully compensated for all hours worked; (f) he has reported any violations known to him of the Company’s Code of Business Conduct and Ethics (the “Code”) or of any law by the Company or any Company employee or agent, as required by the Code (g) that Mr. Isett is not aware of any factual basis for a claim that the Company has defrauded the government of the United States or of any State; (h) that Mr. Isett has incurred no work-related injuries; and (i) that Mr. Isett has received all family or medical leave to which he was entitled under the law.  The Company is expressly relying on the foregoing representations and admissions by Mr. Isett, and the Parties agree that such representations are admissible, if offered by the Company, as sworn statements of fact by Mr. Isett in any proceeding between the Parties.

25.Mr. Isett agrees to resign as an officer and CEO of the company, and to relinquish such duties and rights commensurate with being an officer and CEO of the Company, as of the Effective Date of this Agreement.  Ms. Isett further resigns from any and all other positions held arising from or as a result of his being an officer and CEO of the Company as of the Effective Date of this Agreement. Notwithstanding the above, nor anything to the contrary provided herein, and consistent with the terms of this Agreement, the Parties agree and acknowledge that with the exception of relinquishing his title, duties and rights as an officer and CEO of the Company, Mr. Isett remains a full-time employee of the Company pursuant to his Employment Agreement and its terms, through and including his Separation Date.

26.Mr. Isett agrees to resign from the Board of Directors of the Company concurrent with the Effective Date of this Agreement.

27.Immediately following the Effective Date of this Agreement, the Parties agree to the Company issuing a mutually acceptable and expressly approved Press Release regarding Mr. Isett’s resignation as an officer and CEO of the Company, as well as his resignation from the Board of Directors, consistent in form and substance with that attached hereto as Exhibit A to this Agreement.  The Parties agree and acknowledge that the language used and representations asserted in Exhibit A are not intended to nor shall they be considered to be part of the terms of this Agreement, such that they shall not be enforceable nor used to enforce any provision of this Agreement other than this Section 27.

28.This Agreement may be executed in counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.  An originally executed version of this Agreement that is scanned as an image file (e.g., Adobe PDF, TIF, JPEG, etc.) and then delivered by one party to the other party via electronic mail as evidence of signature, shall, for all purposes hereof, be deemed an original signature.  In addition, an originally executed version of this Agreement that is delivered via facsimile by one party to the other party as evidence of signature shall, for all purposes hereof, be deemed an original.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first written above.

/S/ Thomas Isett	December 1, 2022
Thomas Isett	Date

/S/ William C. Clark	December 1, 2022
For iBio, Inc.	Date

Chip Clark
[Print Name]

Chairman of the Board
Title

EXHIBIT A

iBio Announces CEO Departure

BRYAN, Texas / December 2, 2022 / (GLOBE NEWSWIRE/ iBio, Inc. (NYSEA:IBIO) (“iBio” or the “Company”), an AI-driven innovator of precision antibody immunotherapies, today announced the Board of Directors (the “Board”) and Thomas F. Isett, the Company’s Chief Executive Officer, have agreed that Mr. Isett will resign  as a member of the Board and relinquish his duties, rights and obligations as an officer and CEO of the Company, effective immediately. While the Company continues its search for a successor, the leadership team will report to the current Chair of the Board, William (Chip) Clark.

“Tom has helped iBio’s transformation into an AI-powered antibody discovery and development organization,” said Mr. Clark. “Tom’s leadership in the establishment of a portfolio of drug candidates, the acquisition of RubrYc’s proprietary drug discovery engine, building the leadership team, and reshaping our Board of Directors has us positioned for our next chapter.”

“It has been gratifying to have helped iBio through this dynamic and pivotal period of change,” said Mr. Isett.  “I am confident the Company is in good hands.  Many thanks and best wishes for everyone at iBio in the continuing journey to help bring new and better treatments to people suffering with cancer.”

About iBio, Inc.

iBio develops next-generation biopharmaceuticals using computational biology and 3D-modeling of subdominant and conformational epitopes, prospectively enabling the discovery of new antibody treatments for hard-to-target cancers and other diseases. iBio’s mission is to decrease drug failures, shorten drug development timelines, and open up new frontiers against the most promising targets. For more information, visit www.ibioinc.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are based upon current estimates and assumptions and include statements regarding iBio continuing with a search for a new CEO. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are subject to various risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, its ability to retain its key employees, or maintain its NYSE American listing; and the other factors discussed in the Company’s filings with the SEC including the Company’s Annual Report on Form 10-K for the year ended June 30, 2022 and the Company’s subsequent filings with the SEC on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and the Company undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

Contact:

Investor Relations

Stephen Kilmer

iBio, Inc.

(646) 274-3580

skilmer@ibioinc.com

Media Relations

Susan Thomas

IBio, Inc.

(619) 540-9195

Susan.thomas@ibioinc.com